PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
July 29, 2020	(804) 217-5897
DYNEX CAPITAL, INC. REPORTS
SECOND QUARTER 2020 RESULTS

GLEN ALLEN, Va. -- Dynex Capital, Inc. (NYSE: DX) reported its second quarter 2020 results today. Management will host a call today at 10:00 a.m. Eastern Time to discuss the results and business outlook. Details to access the call can be found below under "Earnings Conference Call".
Management Remarks
“We believe we are in an exceptional environment to generate solid cash flows for our shareholders," stated Byron L. Boston, President and Chief Executive Officer. "Financing rates are low and the liquid assets we are invested in offer attractive risk-adjusted returns. With this backdrop, we posted a 6.5% total economic return for our shareholders during the second quarter. Core earnings declined versus the first quarter due to our reduced leverage profile in early April. However, we were substantially re-invested by the end of the second quarter and we expect strong earnings expansion in the third quarter.”

Mr. Boston continued, “Our collective team experience and disciplined top-down approach have served us well in 2020 and continue to be the foundation of our investment management approach. Our portfolio largely consists of Agency RMBS which we believe offer the most attractive risk-adjusted return profile and provide us with better liquidity, financial flexibility, and the ability to rapidly adjust our risk-profile as market conditions warrant."
Financial Highlights
•Comprehensive income of $1.15 per common share and net income of $8.31 per common share
•Quarterly total economic return to common shareholders of 6.5%
•Net interest spread and adjusted net interest spread of 1.96% and 1.96%, respectively, for the second quarter of 2020 compared to 1.32% and 1.47%, respectively, for the first quarter of 2020
•Core net operating income, a non-GAAP measure, of $0.36 per common share
•Book value per common share of $16.69 at June 30, 2020 compared to $16.07 at March 31, 2020
◦Portfolio increased $0.79 per common share in book value or 4.9%, which was partially offset by declared dividends in excess of core earnings and stock transactions totaling ($0.17) per common share
•Dividends declared of $0.43 per common share

•Leverage including TBA long positions of 8.1x shareholders' equity

Business Activity
•Realized net gains of $193.1 million from sales of $1.8 billion in Agency CMBS and $0.4 billion in Agency RMBS early in the quarter
•Beginning in May, doubled investment portfolio balance to capture wider MBS spreads and returns and restructured hedge portfolio
•Shifted asset allocation to 76% Agency RMBS (including TBA long positions of $1.3 billion) and 15% CMBS at end of second quarter from 25% Agency RMBS and 63% Agency CMBS at the end of the first quarter
•Valerie A. Mosley rejoined the Board of Directors

Results Discussion
The increase in the Company's book value per common share of $0.62 during the second quarter was primarily driven by spread tightening across the investment portfolio. The resulting increase in fair value of MBS was the primary component of comprehensive income to common shareholders of $26.5 million. The Company monetized the resulting gains on a portion of its CMBS and RMBS which drove the majority of the Company's increase in its net income to common shareholders for the second quarter. Net interest spread increased for the second quarter compared to the first quarter due to lower financing costs while net interest income declined primarily due to a lower average balance of interest earning assets. The lower average balance resulted from sales of investments late in the first quarter when the Company monetized gains on most of its Agency RMBS and reduced its leverage as asset prices began to fall during the market's initial response to the COVID-19 pandemic. During June, the proceeds from the first and second quarter sales were mostly re-invested back into Agency RMBS, resulting in a second major shift in the Company's asset allocation in 2020. The lower average balance of assets also drove the decline in the Company's core net operating income, a non-GAAP measure. In addition, net periodic interest benefit from interest rate swaps declined $(2.2) million from the prior quarter to a net periodic interest cost of $(0.1 million), which was partially offset by an increase of $1.1 million in drop income from TBA dollar roll positions compared to the prior quarter.
Earnings Conference Call
As previously announced, the Company's quarterly conference call to discuss these results is today at 10:00 a.m. Eastern Time and may be accessed via telephone in the U.S. or by live audio webcast, which includes a slide presentation, under “Current Events” on the homepage of the Company's website (www.dynexcapital.com). An archive of the webcast will be available on the Company's website approximately two hours after the live call ends. The conference call provider has implemented a new registration protocol called Direct Event, which will ensure participants a smooth entry to the call and avoid delays. To listen to the live conference call via telephone, please register in advance using the following link: http://www.directeventreg.com/registration/event/7195542. After registering, a confirmation will be sent through email, including dial-in details and unique conference call codes for entry. Registration is open through the live call, but to ensure connection for the full call, the Company suggests registering a minimum of 10 minutes before the start of the call.

Consolidated Balance Sheets
($'s in '000's except per share data)	June 30, 2020	December 31, 2019
ASSETS	(unaudited)
Cash and cash equivalents	$147,243	$62,582
Restricted cash	59,150	71,648
Receivable for securities sold	156,047	—
Mortgage-backed securities	3,496,925	5,188,163
Mortgage loans held for investment	7,366	9,405
Derivative assets	7,926	4,290
Accrued interest receivable	16,620	26,209
Other assets, net	6,351	8,307
Total assets	$3,897,628	$5,370,604

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	$3,314,991	$4,752,348
Payable for unsettled securities purchased	—	6,180
Non-recourse collateralized financing	1,282	2,733
Derivative liabilities	4,208	974
Accrued interest payable	907	15,585
Accrued dividends payable	5,735	6,280
Other liabilities	3,036	3,516
Total liabilities	$3,330,159	$4,787,616

Shareholders’ equity:
Preferred stock - aggregate liquidation preference of $181,208 and $169,708, respectively	$174,709	$162,807
Common stock, par value $.01 per share: 23,140,617 and 22,945,993 shares issued and outstanding, respectively	231	229
Additional paid-in capital	858,451	858,347
Accumulated other comprehensive income	81,731	173,806
Accumulated deficit	(547,653)	(612,201)
Total shareholders' equity	567,469	582,988
Total liabilities and shareholders’ equity	$3,897,628	$5,370,604

Book value per common share	$16.69	$18.01

Consolidated Comprehensive Statements of Income
($ is '000's except per share data)	Three Months Ended
	June 30, 2020	March 31, 2020
Interest income	$19,853	$39,822
Interest expense	4,850	22,101
Net interest income	15,003	17,721

Loss on derivative instruments, net	(8,563)	(195,567)
Gain on sale of investments, net	193,099	84,783
Fair value adjustments, net	332	(372)
Other operating expense, net	(222)	(423)
General and administrative expenses	(4,811)	(4,621)
Net income (loss)	194,838	(98,479)
Preferred stock dividends	(3,253)	(3,841)
Preferred stock redemption charge	—	(3,914)
Net income (loss) to common shareholders	$191,585	$(106,234)

Other comprehensive income:
Unrealized gain on available-for-sale investments, net	$28,052	$157,755
Reclassification of net gain realized on sale of investments	(193,099)	(84,783)
Total other comprehensive (loss) income	(165,047)	72,972
Comprehensive income (loss) to common shareholders	$26,538	$(33,262)

Net income (loss) per common share-basic and diluted	$8.31	$(4.63)
Weighted average common shares	23,057	22,963

Investment Portfolio and Financing Data	As of and For the Quarter Ended
($s in '000s)	June 30, 2020	March 31, 2020
Agency CMBS:
Fair value	$701,958	$2,328,219
Amortized cost	662,453	2,121,676
Average balance	720,048	1,899,226
Effective yield	2.58%	3.16%
Agency RMBS:
Fair value	$2,356,806	$931,436
Amortized cost	2,316,341	887,432
Average balance	1,632,531	2,514,228
Effective yield	2.35%	3.07%
Average constant prepayment rate	6.8%	15.0%
CMBS IO: (1)
Fair value	$436,671	$458,489
Amortized cost	435,271	462,675
Average balance	448,572	475,404
Effective yield	4.05%	3.73%
TBA securities:
Net long (net short) TBA dollar roll positions, fair value	$1,290,078	$(549,521)
Net long (net short) TBA dollar roll positions, amortized cost	1,285,320	(544,319)
Average TBA long positions, at cost	424,453	381,712
Average TBA short positions, at cost	(393,775)	(473,021)
Drop income (2)	1,796	739
TBA implied net interest spread	2.05%	1.02%

Total average interest earning assets	$2,810,763	$4,899,132
Total average effective yield	2.70%	3.18%
Total average interest bearing liabilities	2,582,230	4,703,511
Total average financing cost	0.74%	1.86%
Net interest spread	1.96%	1.32%

Total average effective interest rate swaps	$350,824	$2,900,769
Ratio of average interest rate swaps to average borrowings and TBA long positions outstanding	0.1	0.6
Average interest rate swap pay-fixed rate	(0.93)%	(1.54)%
Average interest rate swap receive-floating rate	0.80%	1.82%
Average interest rate swap net receive rate	(0.13)%	0.28%

Adjusted net interest spread (3)	1.96%	1.47%
(1) CMBS IO includes Agency and non-Agency issued securities.
(2) TBA drop income is calculated by multiplying the notional amount of the TBA dollar roll positions by the difference in price between two TBA securities with the same terms but different settlement dates.
(3) Adjusted net interest spread includes the impact of drop income from TBA dollar roll positions and net periodic interest cost/benefit from effective interest rate swaps.

Hedging Instruments	As of June 30, 2020
($s in '000s)	Notional Amount	WAVG Pay-Fixed Rate	Expiration Period	Fair Value (1)
Interest rate swaps:
5 year pay-fixed	$50,000	1.35%	3Q 2020	$(124)
10 year pay-fixed	425,000	0.69%	2Q 2030	(2,742)

U.S. Treasury futures	$1,225,000	n/a	3Q 2020	$(4,208)
Options on U.S. Treasury futures	1,425,000	n/a	3Q 2020	3,168
(1) Fair value shown for interest rate swaps is as if unsettled as of June 30, 2020. The Company had posted variation margin of $2.9 million for its interest rate swaps as of June 30, 2020. Because the Company accounts for this daily exchange of variation margin for its interest rate swaps cleared through the Chicago Mercantile Exchange as an increase or decrease to the carrying value of the related derivative asset or liability, the fair value of the interest rate swaps nets to $0 on the Company’s consolidated balance sheet.

Use of Non-GAAP Financial Measures
In addition to the Company's operating results presented in accordance with GAAP, this release includes certain non-GAAP financial measures including core net operating income to common shareholders (including per common share), adjusted net interest income and the related metric adjusted net interest spread. Because these measures are used in the Company's internal analysis of financial and operating performance, management believes that they provide greater transparency to our investors of management's view of our economic performance. Management also believes the presentation of these measures, when analyzed in conjunction with the Company's GAAP operating results, allows investors to more effectively evaluate and compare the performance of the Company to that of its peers, although the Company's presentation of its non-GAAP measures may not be comparable to other similarly-titled measures of other companies. Schedules reconciling core net operating income to common shareholders and adjusted net interest income to GAAP financial measures are provided further below.
Management views core net operating income to common shareholders as an estimate of the Company's investment portfolio performance based on the effective yield of its investments, net of financing costs and other normal recurring operating income/expense, net. In addition to the non-GAAP reconciliation set forth below, which derives core net operating income to common shareholders from GAAP comprehensive income to common shareholders, core net operating income to common shareholders can also be determined by adjusting net interest income to include interest rate swap periodic interest benefit/cost, drop income on TBA dollar roll transactions, general and administrative expenses, and preferred dividends. Drop income generated by TBA dollar roll positions, which is included in "gain (loss) on derivatives instruments, net" on the Company's consolidated statements of comprehensive income, is included in core net operating income and in adjusted net interest income because management views drop income as the economic equivalent of net interest income (interest income less implied financing cost) on the underlying Agency security from trade date to settlement date. Management also includes interest rate swap periodic interest benefit/cost, which is also included in "gain (loss) on derivatives instruments, net", in adjusted net interest income because interest rate swaps are used by the Company to economically hedge the impact of changing interest rates on its borrowing costs from repurchase agreements, and therefore represent a cost of financing in addition to GAAP interest expense. However, these non-GAAP measures do not provide a full perspective on our results of operations, and therefore, their usefulness is limited. For example, these non-GAAP measures do not include gains or losses from available-for-sale investments, changes in fair value of and costs of terminating interest rate swaps, as well as realized and unrealized gains or losses from any instrument used by management to economically hedge the impact of changing interest rates on the fair value of its portfolio and book value per common share. As a result, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, the Company's GAAP results as reported on its consolidated statements of comprehensive income.

	Three Months Ended
	June 30, 2020	March 31, 2020
Comprehensive income (loss) to common shareholders	$26,538	$(33,262)
Less:
Change in fair value of available for sale investments	(28,052)	(157,755)
Change in fair value of derivative instruments, net (1)	10,252	198,370
Fair value adjustments, net	(332)	372
Preferred stock redemption charge	—	3,914
Core net operating income to common shareholders	$8,406	$11,639

Weighted average common shares	23,057	22,963
Comprehensive income (loss) per common share	$1.15	$(1.45)
Core net operating income per common share	$0.36	$0.51
(1) Amount includes unrealized gains and losses from changes in fair value of derivatives and realized gains and losses on terminated derivatives and excludes net periodic interest benefit/cost on effective interest rate swaps outstanding during the period and TBA drop income.

	Three Months Ended
	June 30, 2020	March 31, 2020
Net interest income	$15,003	$17,721
TBA drop income (1)	1,796	739
Net periodic interest (cost) benefit (2)	(107)	2,064
Adjusted net interest income	16,692	20,524
Other operating expense, net	(222)	(423)
General and administrative expenses	(4,811)	(4,621)
Preferred stock dividends	(3,253)	(3,841)
Core net operating income to common shareholders	$8,406	$11,639
(1) TBA drop income is calculated by multiplying the notional amount of the TBA dollar roll positions by the difference in price between two TBA securities with the same terms but different settlement dates.
(2) Amount represents net periodic interest benefit of effective interest rate swaps outstanding during the period and excludes realized and unrealized gains and losses from changes in fair value of derivatives.

Forward Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” "may," "could," and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Forward-looking statements in this release may include, without limitation, and statements regarding the Company's financial performance in future periods, future interest rates, future market credit spreads, our views on expected characteristics of future investment environments, prepayment rates and investment risks, future investment strategies, our future leverage levels and financing strategies, the use of specific financing and hedging instruments and the future impacts of these strategies, future actions by the Federal Reserve, and the expected performance of our investments. The Company's actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, the

Company’s volatility and disruption in national and international financial markets, the potential adverse effects of the ongoing novel coronavirus (COVID-19) pandemic and any governmental or societal responses thereto, or other unusual and infrequently occurring events, ability to find suitable investment opportunities; changes in economic conditions; changes in interest rates and interest rate spreads, including the repricing of interest-earning assets and interest-bearing liabilities; the Company’s investment portfolio performance particularly as it relates to cash flow, prepayment rates and credit performance; the impact on markets and asset prices from changes in the Federal Reserve’s policies regarding the purchases of Agency residential and Agency commercial mortgage-backed securities and U.S. Treasuries; actual or anticipated changes in Federal Reserve monetary policy or the monetary policy of other central banks; adverse reactions in U.S. financial markets related to actions of foreign central banks or the economic performance of foreign economies including in particular China, Japan, the European Union, and the United Kingdom; uncertainty concerning the long-term fiscal health and stability of the United States; the cost and availability of financing, including the future availability of financing due to changes to regulation of, and capital requirements imposed upon, financial institutions; the cost and availability of new equity capital; changes in the Company’s use of leverage; changes to the Company’s investment strategy, operating policies, dividend policy or asset allocations; the quality of performance of third-party servicer providers of the Company’s loans and loans underlying securities owned by the Company; the level of defaults by borrowers on loans the Company has securitized or otherwise is invested through its ownership of MBS; changes in the Company’s industry; increased competition; changes in government regulations affecting the Company’s business; changes or volatility in the repurchase agreement financing markets and other credit markets; changes to the market for interest rate swaps and other derivative instruments, including changes to margin requirements on derivative instruments; uncertainty regarding continued government support of the U.S. financial system and U.S. housing and real estate markets or reform of the U.S. housing finance system, including the resolution of the conservatorship of Fannie Mae and Freddie Mac; the composition of the Federal Reserve; systems failures or cybersecurity incidents; catastrophes affecting global markets; and exposure to current and future claims and litigation. For additional information on risk factors that could affect the Company's forward-looking statements, see the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 2020, and other reports filed with and furnished to the Securities and Exchange Commission.
All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its filings with the Securities and Exchange Commission and other public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.
Company Description
Dynex Capital, Inc. is an internally managed real estate investment trust, or REIT, which invests in mortgage assets on a leverage basis. The Company invests in Agency and non-Agency RMBS CMBS, and CMBS IO. Additional information about Dynex Capital, Inc., including its most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, is available on the Company's website at www.dynexcapital.com.

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